UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 1, 2010, Industrial Income Trust Inc. (the “Company”), through one of its subsidiaries, acquired a portfolio of properties, referred to herein as the Bay Area Portfolio, which is comprised of one property called the Bayside Business Park, located in Fremont, California, and three properties called the Pinole Point Business Park, located in Richmond, California. The Bay Area Portfolio consists of an aggregate of over 721,000 square feet of rentable area on approximately 40.4 acres.

The total purchase price was $60.0 million, exclusive of additional transfer taxes, due diligence and closing costs. Per the terms of an amended and restated advisory agreement, dated as of May 14, 2010, by and among the Company, the Company’s operating partnership, Industrial Income Operating Partnership LP (the “Operating Partnership”) and Industrial Income Advisors LLC (the “Advisor”), the Company will pay an acquisition fee to the Advisor equal to 2.0% of the purchase price. The Company funded the acquisition using (i) proceeds from its public offering and (ii) debt financing obtained by the Company, which is described under Item 2.03 of this Current Report on Form 8-K. The sellers of the Bay Area Portfolio, Richmond Pinole Point Industrial, LLC and Fremont Bayside Industrial, LLC, are not affiliated with the Company or its affiliates.

The Bay Area Portfolio will be managed by Saris Regis Management Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2010, the Company, through one of its subsidiaries, entered into a $7.6 million variable rate loan agreement with Wells Fargo Bank, National Association (“Wells Fargo”). The proceeds from this loan are being used to finance the Company’s capital requirements, which may include the funding of future acquisitions. The loan is secured by a deed of trust and related assignments and security interests in the Renton Industrial Building, which is an industrial property that the Company acquired in June 2010. The loan requires monthly payments of interest only until October 1, 2013, at which time payments of principal and interest will be due monthly. In addition, the loan bears interest at a variable interest rate based on one-month LIBOR plus 2.5%. In order to protect against fluctuations of LIBOR, in conjunction with this loan agreement, the Company entered into a five-year, LIBOR-based interest rate swap agreement with Wells Fargo as the counterparty. As of September 1, 2010, the interest rate on the loan was effectively fixed at 4.155% as a result of the interest rate swap transaction. Certain key terms of this loan agreement are described in the table below.

In order to fund a portion of the acquisition of the Bay Area Portfolio described under Item 2.01 of this Current Report on Form 8-K, the Company, through one of its subsidiaries, entered into a $30.0 million fixed rate loan agreement with Principal Life Insurance Company. The loan is secured by a deed of trust and related assignments and security interests in the Bay Area Portfolio. The loan requires monthly payments of interest and principal. Certain key terms of this loan agreement are described in the table below.

Lender	Origination Date	Maturity Date	Loan Amount	Interest Rate
Wells Fargo Bank, National Association	August 31, 2010	September 1, 2015	$7.6 million	4.155%
Principal Life Insurance Company	September 1, 2010	September 1, 2017	$30.0 million	4.310%

Each of the loan agreements described above allow for prepayment, in whole or in part, subject to the payment of certain prepayment premiums. In addition, each of the loan agreements described above contain customary affirmative, negative and financial covenants, agreements, representations, warranties and indemnities, including indemnification for losses arising out of certain environmental issues at the respective properties, and borrowing conditions, all as set forth in the loan agreements. The loan agreements also contain various customary events of default, which are defined in the respective agreements. As is customary in such financings, if an event of default occurs under either loan, the lender may accelerate the repayment of amounts outstanding and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

The Company’s subsidiaries that directly own the properties securing the loans are the borrowers under the corresponding loan agreements described above. The Operating Partnership has provided customary non-recourse guarantees of certain of the obligations under both loan agreements.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. The registrant hereby undertakes to file any financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than November 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 1, 2010	INDUSTRIAL INCOME TRUST INC.

	By:	/s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer